Exhibit 4.20
Supplemental Agreement to Exclusive Option Agreement
This Supplemental Agreement to Exclusive Option Agreement (this “Agreement”) is executed by and among the following Parties as of the 23th day of June, 2008:

Party A:
Ku6 (Beijing) Technology Co., Ltd., a Wholly Foreign Owned Enterprise, organized and existing under the laws of the PRC, with its address at Room 1206, Fuhuaqi Tower 2B, Zhongguancun Software Garden, Dong Bei Wang, Haidian District, Beijing;

Party B:	Hailong Han, a Chinese citizen with Chinese Identification No.: 34122319860618351X; and

Party C:
Ku6 (Beijing) Information Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC, with its address at No. 750 of Dongran Village, Si Ji Qing, Haidian District, Beijing 100089, P. R. China.

In this Agreement, each of Party A, Party B and Party C shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.
Whereas:
1.	Party A and Party B have entered into the Loan Agreement on April 11, 2007 (the “Loan Agreement”);

2.	Party C has increased its registered capital from RMB1,000,000 to RMB10,000,000.

3.	Party B contributed RMB 200,000 to the registered capital of Party C and holds 2% of the equity interests in Party C. ”

1.	Modification:
“1.1	Option Granted”

In consideration of the payment of RMB 10 by Party A, the receipt and adequacy of which is hereby acknowledged by Party B, Party B hereby irrevocably grants Party A an irrevocable and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase the equity interests in Party C currently held and to be held by Party B once or at multiple times at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Section 1.3 herein (such right being the “Equity Interest Purchase Option”). Except for Party A and the Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of Party B. Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Option to Party A. The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.”

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Supplemental Agreement of Exclusive Option Agreement as of the date first above written.

Party A: Ku6 (Beijing) Technology Co., Ltd.

By:
Name: Shanyou Li
Title: Legal Representative

Party B: Hailong Han

By:

Party C: Ku6 (Beijing) Information Technology Co., Ltd.

By:
Name: Hailong Han
Title: Legal Representative

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